EXHIBIT 1
Joint Filing Agreement
     The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Sizeler Property Investors, Inc. dated December 19, 2005, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
     Dated: December 19, 2005

MORGUARD CORPORATION
By:	/s/ K. (Rai) Sahi
	Name:	K. (Rai) Sahi
	Title:	Chairman and Chief Executive Officer

REVENUE PROPERTIES COMPANY LIMITED
By:	/s/ Paul Miatello
	Name:	Paul Miatello
	Title:	Chief Financial Officer and Secretary

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